UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2024

Mediaco Holding Inc.
(Exact Name of Registrant as Specified in Its Charter)

001-39029
(Commission File Number)

Indiana	84-2427771
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

48 WEST 25TH STREET, THIRD FLOOR
NEW YORK, New York 10010
(Address of principal executive offices, including zip code)

(212) 229-9797
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	MDIA	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2024, MediaCo Holding Inc. (the “Company”) and Standard Media Group LLC (“SMG”) entered into an Employee Leasing Agreement, effective as of October 1, 2024 (the “Leasing Agreement”).  Under the Leasing Agreement, the Company will obtain the services of several SMG employees to serve various roles for the Company, including with respect to the legal, digital products, broadcast IT, and news operations function. To the extent permitted by law and other than as expressly set forth in the Leasing Agreement, the Company will have the exclusive right to direct the day-to-day work of, and to direct, control, and supervise, the leased employees, who will remain employees of SMG.  The Leasing Agreement is an at-cost arrangement, with the Company paying only for a percentage of the actual cost of employing each leased employee, with no markup or service fees above the Company’s share of the actual fully-loaded cost of each leased employee.  Either party may terminate the Leasing Agreement without cause on thirty (30) days notice, or immediately upon certain events described therein. The Employee Agreement also contains other customary provisions relating to, among other things, confidentiality, the ownership of intellectual property and indemnification.

The foregoing description of the Leasing Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Leasing Agreement, which is attached as Exhibit 10.1 to this report and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 29, 2024, Alberto Rodriguez, the Chief Revenue Officer of the Company and the President of MediaCo Audio, was appointed by the Company’s Board of Directors (the “Board”) to also serve, in an interim capacity, as Chief Executive Officer and President of the Company, effective immediately, until his death, resignation or earlier replacement at any time, with or without cause, by the Board.  No changes to Mr. Rodriguez’s compensation arrangements are contemplated in connection with such interim appointment.

On October 28, 2024, Jacqueline Hernández, who had been serving as the Company’s interim Chief Executive Officer and President, ceased to serve in such capacities, having served the full six-month term of her engagement consistent with the initial expectation when she was initially appointed to serve in those roles.  Ms. Hernandez will continue to serve as a member of the Board.

Also on October 29, 2024, Rene Santaella was appointed by the Board to serve as Chief Operating Officer of the Company, effective immediately, until his death, resignation or earlier replacement at any time, with or without cause, by the Board.

The Company and Mr. Santaella agreed to the following terms of employment in connection with his appointment as Chief Operating Officer, as approved by the Board’s Compensation Committee.

•	a base annual salary of $450,000;
•	annual cash incentive compensation in a target amount of 50% of his annual base salary, with achievement determined based on the discretion of the Company;
•
an equity grant, to be made promptly after the approval by the Company’s stockholders of a new equity incentive plan, with a value of $1,000,000, of which 50% shall vest ratably over a period of three years after the date of the grant, and 50% shall vest based on performance, as determined by the Committee in its sole discretion; and

•
severance arrangements providing for severance, in the event that Mr. Santaella is terminated by the Company without cause (as determined by the Company in its sole discretion), equal to nine months of Mr. Santaella’s base salary.

There are no family relationships between Mr. Santaella and any director or executive officer of the Company subject to disclosure under Item 401(d) of Regulation S-K, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On October 24, 2024, Brian Kei, the Chief Operating Officer of the Company, resigned as an officer of the Company, effective October 25, 2024.

Item 7.01	Regulation FD Disclosure.

A presentation regarding the Company’s business is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Employee Leasing Agreement
99.1	Presentation Regarding MediaCo Holding, Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIACO HOLDING INC.

Date: October 30, 2024	By:	/s/ Andrew Carington
Name: Andrew Carington
Title: Chief Legal Officer